ASSET PURCHASE AND SALE AGREEMENT

As of September 26, 2022, Huiling Ye, an individual (the “Seller”) and Hangzhou Longwen Enterprise Management Co., Ltd (“Hangzhou Longwen”, or the “Buyer”), a wholly foreign-owned enterprise organized in the People’s Republic of China (“PRC”) and Longwen Group Corp., a Nevada corporation which directly holds 100% ownership of Hangzhou Longwen (“LWLW”) have entered into this Asset Purchase and Sale Agreement (the “Agreement”). The Seller and the Buyer are sometimes referred to in this Agreement as the “Party” or “Parties”.

1. Assets Purchased. The Buyer hereby purchases and acquires from the Seller a 1,274.99 sq. ft office located at Rm 2018, Huanyuan Tian’ebao, No.539 Xixi Road, Xihu District, Hangzhou City, Zhejiang Province, China (the “Acquired Asset”). The current real estate ownership certificate number of the Acquired Asset is Zhejiang (2022) Hangzhou City Real Estate Ownership No. 0010661.

2. Liabilities. The Buyer is not assuming any Liabilities associated with the Acquired Asset of any kind or nature, whether presently in existence or arising after the date of this Agreement or after the Closing Date.

3. Authority. Each person signing this Agreement warrants and guarantees that he or she has the authority to sign on behalf of the party, company or entity such person represents.

4. Access. The parties acknowledge that each has had full and complete access to the other party’s books and records prior to the signing of this Agreement. Each party warrants and guarantees that the information provided to the other party was accurate, correct, honest and complete.

5. Purchase Price and Conditions Precedent to Payment.

5-1. In consideration for the Acquired Asset, the Buyer will assume no liabilities and will pay the Seller at Closing the 2,651,780 shares of the common stock of LWLW, valued at USD $0.10 per share or total amount of USD $265,178 (the “Purchase Price”). Payment will be made by delivering a stock certificate in the amount of 2,651,780 of LWLW common shares to the Seller at Closing. No other consideration of any kind will be due to Seller from Buyer.

5-2. The obligations of Buyer with respect to the Acquired Asset including the obligation to pay the Purchase Price are expressly made contingent on the fulfillment of the following conditions:

The Seller has delivered the following documents and materials to Buyer:

(a) A signed copy of this Agreement;

(b) Signed copies of any separate documents provided by Seller regarding sale of the Acquired Asset;

(c) A filing record with the State Bureau of Land Administration of PRC (“SBLA”) regarding the sale of the Acquired Asset; and

(d) A new real estate ownership certificate which shows the title of the Acquired Asset has been transferred to Hangzhou Longwen.

5-3. As long as all the aforementioned conditions precedent have been met by Seller, Closing will occur on or before September 27, 2022 (“Closing Date”). Hangzhou Longwen will not be required to pay the Purchase Price until the Seller has met all Conditions Precedent to the satisfaction of Hangzhou Longwen.

6. Exclusivity. During the pendency of this transaction, both parties will refrain from any negotiations with other parties or entities which would lead to competition with and/or termination of this agreement. In addition, the parties agree to perform such acts as are necessary to give full force and effect to the transactions and terms set forth in this Agreement. This exclusivity will expire one day after the Closing Date.

7. Full Disclosure. During the pendency of this transaction, the parties agree to inform each other immediately of any changes in the Acquired Asset including, but not limited to, changes in financial condition, lawsuits, contract breaches, regulatory compliance issues and/or other detrimental occurrences. To the extent that any such changes have occurred to Seller, and Buyer asserts that such changes have affected the value of the Acquired Asset or Seller’s ability to transfer ownership of the Acquired Asset to Buyer in accordance with the terms of this Agreement, Buyer shall have the right to terminate this Agreement or change the Purchase Price. In such a situation, if Buyer offers a different purchase price and the revised price is not accepted by Seller, Buyer may cancel this Agreement with no liability or obligation of any kind to Seller.

8. Public Statements. (A) Prior to the Closing Date, neither party shall make any public statements concerning the transaction covered by this Agreement without first obtaining the consent and approval of the other party to the substance and form of any such press release or other public statement. After the Closing Date, Buyer shall have the right to make public statements regarding this Agreement and the transaction covered by this Agreement as it so chooses.

(B) All public statements by either party, whether made before or after the Closing Date, will not contain any content which disparages the other party.

9. Expenses. In connection with this transaction, each party will bear their own respective costs, expenses and legal fees in connection with the transaction including the preparation of this Agreement and the consummation of the transaction covered by this Agreement.

10. Post Closing Date Obligations of Seller. To the extent that Buyer requests that Seller sign or execute any documents or forms to effect the transfer of the Acquired Asset to Buyer at any time after the Closing Date, Seller will sign or execute such documents or forms within 5 days of receipt from Buyer. If Seller fails to sign or execute such documents within 5 days of receipt from Buyer, Seller hereby irrevocably grants to Buyer the limited right, power and authority as Seller’s attorney-in-fact for the limited purpose of signing or executing such documents in the name of Seller or any of Seller’s authorized representatives. Buyer will provide Seller with copies of any documents or forms signed by Buyer under the terms of this paragraph.

11. Indemnification. Seller agrees to indemnify, save and hold Buyer and its officers, directors and attorneys harmless from any claims, losses, costs and expenses (including court costs and attorney fees), that are incurred by Buyer as a result of any breach of this Agreement by Seller or any claims brought by third parties against Buyer as a result of any actions by Seller in any manner. Buyer agrees to indemnify, save and hold Seller and her attorneys harmless from any claims, losses, costs and expenses (including court costs and attorney fees), that are incurred by Seller as a result of any breach of this Agreement by Buyer or any claims brought by third parties against Seller as a result of any actions by Buyer in any manner.

12. Governing Law and Venue. The interpretation and enforcement of this Agreement will be governed by the laws of the PRC. The venue for any legal action regarding this Agreement will be the courts of Zhejiang Province, China. Both parties agree to be subject to the jurisdiction of the courts of Zhejiang Province, China for the purposes of any legal proceedings regarding this Agreement.

13. Legal Remedies. Should any dispute arise concerning this Agreement, and either party finds it necessary to commence legal action to resolve such dispute, the prevailing party in such legal action shall be entitled to have the other party pay the attorney's fees, court costs, and expenses of the prevailing party incurred in such dispute and legal action, in addition to any other damages or legal relief awarded.

14. Integration and Modification. The parties acknowledge that this written Agreement is the full and complete agreement between the parties. Any modification, change, or alteration in the terms of this Agreement will be valid only if made in writing, dated, and signed by properly authorized representatives of both Buyer and Seller.

15. Electronic Signatures. This Agreement may be executed in counterparts and each counterpart will be treated as if it were an original. Electronically transmitted signatures are authorized and shall be legally valid and binding upon the parties for all purposes.

Signed this	26th	day of September, 2022.

SELLER: HUILING YE

By	/s/ Huiling Ye

Print Name:	HUILING YE

BUYER: HANGZHOU LONGWEN ENTERPRISE MANAGEMENT CO., LTD

By	/s/ Xizhen Ye

Print Name:	XIZHEN YE
Title:	General Manager

APPROVED: LONGWEN GROUP CORP.

By	/s/ Xizhen Ye

Print Name:	XIZHEN YE
Title: CEO